Exhibit 99.8.57

FORM N-4, ITEM 24(b)(8.57)

Form of of Consent to Assignment of Agreement between American United Life Insurance Company and FAF Advisors, Inc. U.S. Bancorp Fund Services, Quasar Distributors LLC and Nuveen Investments, LLC

CONSENT TO ASSIGNMENT OF AGREEMENT

The undersigned hereby consents to the assignment of the agreements identified below (the “Agreements”) by FAF Advisors, Inc. (“FAF”), U.S. Bancorp Fund Services, LLC (“USBFS”), and Quasar Distributors, LLC (“Quasar”), respectively, that will occur upon the closing of the purchase of FAF’s long-term asset management business by Nuveen Investments, Inc. (‘‘Nuveen’’), which is subject to customary closing conditions (the “Assignment”). The undersigned understands that the Agreements will be assigned to Nuveen Investments, LLC, a registered broker-dealer and wholly owned subsidiary of Nuveen. The undersigned hereby acknowledges and agrees that upon consummation of the Assignment, the Agreements will continue in full force and effect and services will be provided under the same terms and conditions as such services are currently being provided to FAF, USBFS, and Quasar. Notwithstanding anything contained herein to the contrary, by executing this Consent to Assignment of Agreement (“Consent”) in the space provided below, you hereby consent to the Assignment and waive any breach of, potential event of default under, termination of, right of termination under or notice required to be given under the Agreements arising from, caused by or as a result of the Assignment. This waiver includes, but is not limited to, any breach of any representation or warranty that would arise as a result of Nuveen Investments, LLC being the distributor of the funds rather than the investment advisor and administrator of the funds. You further agree that, upon consummation of the Assignment, all references in the Agreements to FAF . or Quasar shall be deemed references to Nuveen Investments, LLC. This Consent is binding on the undersigned and its affiliates, successors and assigns, and inures to the benefit of FAF, USBFS, Quasar, Nuveen Investments, LLC, and their respective affiliates, successors and assigns. This Consent cannot be amended, supplemented or otherwise modified except in writing signed by FAF, USBFS, Quasar and the undersigned.

Agreements to be assigned:

•                  Services and Recordkeeping Agreement dated October 19, 2006 between American United Life Insurance Company and FAF Advisors, Inc., as amended;

•                  Trust Fund/SERV Agreement dated July 17, 2007 between U.S. Bancorp Fund Services, LLC and American United Life Insurance Company; and

•                  Trust Networking Agreement dated July 17, 2007 between Quasar Distributors, LLC and American United Life Insurance Company.

Signature:	/s/ Terry W. Burns

Name:	Terry W. Burns

Title:	Assistant Vice President

Firm:	American United Life Insurance Company

Date:	November 11, 2010